Exhibit 99.1

RiskMetrics Group Reports Fourth Quarter and Full Year 2009 Results

New York, February 9, 2010 - RiskMetrics Group Inc. (NYSE: RISK), a leading provider of risk management and corporate governance products and services to the global financial community, today announced its financial results for the fourth quarter and year ended December 31, 2009.

Earnings Highlights:  See Tables C through E and I through L for a reconciliation of GAAP and Non-GAAP financial measures.

(Note: Percentage changes are referenced to the comparable period in fiscal year 2008, unless otherwise noted.)

•                  Fourth quarter 2009 revenues increased 1.3% to $76.5 million and revenue for the year ended December 31, 2009 increased 2.4% to $303.4 million.

•                  Fourth quarter 2009 Adjusted EBITDA decreased 2.5% to $28.4 million, with an Adjusted EBITDA margin of 37.2%.  Adjusted EBITDA for the year ended December 31, 2009 increased 9.4% to $110.7 million with an Adjusted EBITDA margin of 36.5%.

•                  GAAP EPS for fourth quarter 2009 was $0.11.  EPS before KLD acquisition costs and loss on disposal of property and equipment for fourth quarter 2009 was $0.12.

•                  Adjusted EPS (before amortization of intangibles, one-time costs, loss on disposal of fixed property and equipment, and stock-based compensation) for the fourth quarter 2009 was $0.20, flat from the prior year.

The Q4 2009 consolidated renewal rate increased to 84.6%, an improvement from 80.8% in the first half of 2009 and 82.5% in Q3 2009 led by an increase in the Q4 2009 Risk renewal rate to 88.4%.  New ACV sales also continued to show improvement during 2009, as Q4 2009 new ACV sales increased to $14.7 million, up from $10.0 million in Q3. Q4 2009 Risk new ACV sales were particularly strong increasing to $10.0 million. Consolidated ACV at December 31, 2009 increased to $282.5 million from $276.6 million at September 30, 2009 due mainly to Risk ACV growth and the KLD acquisition.

“The difficult business conditions that we faced in the first half of 2009 continued to abate in the fourth quarter of 2009,” said Ethan Berman, Chief Executive Officer of RiskMetrics Group. “We experienced higher renewal rates and new sales, particularly in the Risk business. In addition, we see these trends continuing into 2010 with ongoing recovery of renewal rates and a strong new sales pipeline. We also have controlled costs and realized the benefits of our scalable infrastructure resulting in Adjusted EBITDA growth of 9.4% in 2009 to $110.7 million.”

Selected Financial Information (unaudited)

All amounts below (except share and per share information) are in thousands, unless indicated otherwise.

TABLE A

	Three Months Ended
	December 31,
			%
	2009	2008	Change
Revenues:
Risk	$39,589	$40,516	(2.3)%
ISS	36,883	34,977	5.4%
Total Revenues	76,472	$75,493	1.3%
Operating Cost and Expenses:
Adjusted EBITDA expenses (1)	48,035	46,332	3.7%
Other operating expenses (2)	11,938	10,371	15.1%
Impairment of goodwill and Intangibles (3)	—	160,069	*
Total operating costs and expenses	59,973	216,772	(72.3)%

Income (loss) from operations	16,499	(141,279)	*

Other expense	(5,003)	(4,943)	1.2%
Income (loss) before income taxes	11,496	(146,222)	*
Provision for income taxes	3,891	2,872	35.5%
Net income (loss) — GAAP	$7,605	$(149,094)	*

EPS (diluted) — GAAP	$0.11	$(2.43)
Adjusted Net income (4)	$13,904	$13,784	0.9%
Adjusted EPS (diluted) (4)	$0.20	$0.20
Adjusted EBITDA (5)	$28,437	$29,161	(2.5)%
Adjusted EBITDA margin	37.2%	38.6%

	Year Ended
	December 31,
			%
	2009	2008	Change
Revenues:
Risk	$158,691	$154,626	2.6%
ISS	144,670	141,767	2.0%
Total Revenues	303,361	$296,393	2.4%
Operating Cost and Expenses:
Adjusted EBITDA expenses (1)	192,674	195,246	(1.3)%
Other operating expenses (2)	43,746	41,017	6.7%
Impairment of goodwill and intangibles (3)	—	160,069	*
Total operating costs and expenses	236,420	396,332	(40.3)%

Income (loss) from operations	66,941	(99,939)	*

Other expense	(20,255)	(26,280)	(22.9)%
Income (loss) before income taxes	46,686	(126,219)	*
Provision for income taxes	15,560	10,700	45.4%
Net income (loss) - GAAP	$31,126	$(136,919)	*

EPS (diluted) - GAAP	$0.46	$(2.28)
Adjusted Net income (4)	$53,780	$43,864	22.6%
Adjusted EPS (diluted) (4)	$0.79	$0.65
Adjusted EBITDA (5)	$110,687	$101,147	9.4%
Adjusted EBITDA margin	36.5%	34.1%

* Exceeds 100%

(1) Represents cost of revenues, research and development, selling and marketing and general and administrative expenses, excluding stock-based compensation and one time charges.  Refer to tables I through L for reconciliation to the comparable GAAP measure.

(2) Represents depreciation and amortization of property and equipment, amortization of intangible assets, one-time costs, loss on disposal of property and equipment, and stock-based compensation.  Refer to tables I through L for reconciliation to the comparable GAAP measure.

(3) Represents non-cash impairment charge for the impairment of goodwill and intangible assets recorded during the three months and year ended December 31, 2008.

(4) Represents net income and EPS before amortization of intangible assets, one-time costs, loss on disposal of property and equipment and stock-based compensation. Refer to table D for reconciliation to the comparable GAAP measure.

(5) Represents net income before interest expense, interest income, income tax expense, depreciation, amortization, non-cash stock based compensation expense and one-time costs.  Refer to table C for reconciliation to the comparable GAAP measure.

Fourth Quarter 2009 Results Compared to Fourth Quarter 2008 Results

Fourth Quarter 2009 Revenues

Total revenues for the fourth quarter of 2009 (“Q4 2009”) were $76.5 million, up 1.3% from $75.5 million in the fourth quarter of 2008 (“Q4 2008”). The 2009 acquisitions of Innovest in March and KLD in October contributed $3.0 million of revenue in Q4 2009.  Excluding the impact of foreign currency and acquisitions, Q4 2009 revenues were essentially flat compared to Q4 2008 (see foreign currency effect discussion below).  Q4 2009 consolidated revenues increased $2.5 million, or 3.4%, compared to the third quarter of 2009 due to an increase in ISS revenue primarily due to increased  Corporate Compensation Advisory revenues, as well as the acquisition of KLD on October 30, 2009.

On a business segment level, Q4 2009 Risk revenues were $39.6 million, a 2.3% decrease over Q4 2008 due to lower new sales, higher non-renewals rates, particularly in the hedge fund sector and negative currency impacts.  Q4 2009 Risk revenues were up slightly relative to Q3 09 revenues.

ISS revenues were $36.9 million in Q4 2009, a 5.4% increase over Q4 2008 primarily due to revenue added from the KLD and Innovest acquisitions and an increase in Corporate Compensation Advisory revenues partially offset by a decline in Proxy Research and Voting and CFRA revenues. Q4 2009 ISS revenues increased $2.4 million relative to Q3 2009 revenues due to higher Corporate Compensation Advisory revenues and the KLD acquisition.

Fourth Quarter 2009 Adjusted EBITDA Expenses

Adjusted EBITDA expenses, which exclude depreciation and amortization of property and equipment, amortization of intangible assets, one-time costs, non-cash stock-based compensation expense, interest, dividend and investment income (expense) and income tax expense, of $48.0 million increased $1.7 million, or 3.7%, compared to Q4 2008.  The $1.7 million increase in expenses was primarily due to an increase in compensation expenses due to acquisitions, increased severance charges and foreign exchange losses offset by a decline in non-compensation expenses.

Compensation expenses, which accounted for 68.8% of total Adjusted EBITDA expenses, increased by 9.7% to $33.0 million for Q4 2009 compared to Q4 2008 due to increased headcount from acquisitions, increased severance charges and unfavorable changes in foreign currency exchange rates.

Non-compensation expenses decreased to $15.0 million, or 7.5%, for Q4 2009 from Q4 2008, due mainly to declines in travel and entertainment expenses, technology costs and reduced accounting and Sarbanes Oxley 404 Compliance costs.

Q4 2009 Adjusted EBITDA expenses of $48.0 million decreased slightly compared to Q3 2009 Adjusted EBITDA expenses of $48.2 million.  The decline in Adjusted EBITDA expenses was due to a decrease in compensation expenses primarily from a bonus expense reduction partially offset by an increase in non-compensation expenses due to increased foreign exchange losses.

Fourth Quarter 2009 Adjusted EBITDA

Consolidated Adjusted EBITDA decreased 2.5% to $28.4 million in Q4 2009 from $29.2 million in Q4 2008.  EBITDA, including stock based compensation expense of $2.6 million, was $25.8 million in Q4 2009.  The Adjusted EBITDA margin was 37.2% in Q4 2009, compared with 38.6% in Q4 2008 as revenue growth of 1.3% was exceeded by Adjusted EBITDA expense growth of 3.7%.

On a segment level, the Risk business generated Adjusted EBITDA of $16.1 million, a 7.9% decrease versus Q4 2008. The Q4 2009 Risk Adjusted EBITDA Margin was 40.7% as compared to 43.2% in Q4 2008 as revenues declined 2.3% and Adjusted EBITDA expenses increased 2.0%.  The increase in Risk EBITDA expenses is primarily due to unfavorable foreign currency effects.

ISS generated Adjusted EBITDA of $12.3 million in Q4 2009, a 5.6% increase over Q4 2008. The Q4 2009 ISS Adjusted EBITDA Margin of 33.4% remained flat compared to Q4 2008 as both revenues and Adjusted EDITDA expenses grew at 5.4%.

Consolidated Q4 2009 Adjusted EBITDA was up $2.7 million compared to Q3 2009 and EBITDA margins increased from 34.8% to 37.2% due to increased revenue of $2.5 million and flat EBITDA expense growth.

Fourth Quarter 2009 Other Operating Expenses and Income from Operations

Other operating expenses (stock based compensation, depreciation, amortization, one-time charges and loss on disposal of fixed assets) of $11.9 million grew by $1.6 million compared to Q4 2008 primarily due to $0.7 million of non-recurring transaction and severance costs associated with the KLD acquisition, a $0.4 million loss on disposal of fixed assets and an increase in amortization expense as a result of intangibles acquired in connection with the Innovest and KLD acquisitions.

Consolidated Q4 2009 income from operations was $16.5 million compared to a loss of $141.3 million in Q4 2008 primarily due to a $160.1 million non-cash impairment charge recorded in 2008.

Fourth Quarter 2009 Interest, Dividend, Investment and Other Income (Expense), Net

Net interest, dividend, investment and other expense of $5.0 million for Q4 2009 increased slightly compared to Q4 2008 due to lower interest rate yields on cash balances offset in part by decreased interest expense from reduced debt borrowings.

Fourth Quarter 2009 Net Income (Loss) and EPS

Net income for Q4 2009 of $7.6 million increased from a net loss of $149.1 million for Q4 2008, which includes a $160.1 million non-cash impairment charge.   Q4 2009 GAAP EPS (diluted) was $0.11 for Q4 2009 from a loss of $2.43 in the prior year.  Q4 2009 EPS before KLD transaction costs and loss on disposal of property and equipment was $0.12.

Adjusted net income, as defined in Table D, was $13.9 million, which is flat compared to Q4 2008.  Adjusted EPS of $0.20 for Q4 2009 remained flat compared to Q4 2008.

Year ended December 31, 2009 Results Compared to Year ended December 31, 2008 Results

2009 Revenues

Total revenues for the year ended December 31, 2009 (“2009”) were $303.4 million, up 2.4% from $296.4

million over the year ended December 31, 2008 (“2008”).   Acquisitions contributed $6.7 million of revenue in 2009.  Revenue growth for 2009, excluding the impact of foreign currency and acquisitions, was approximately 1.8% (see foreign currency effect discussion below).

On a business segment level, Risk revenues for 2009 were $158.7 million, a 2.6% increase over 2008.  This was primarily driven by 3.5% growth in RiskManager revenues and a 5.3% growth in EMEA revenues. Excluding the negative currency impact, Risk revenue growth would have been 4.9% in 2009.

ISS revenues were $144.7 million for 2009, a 2.0% increase over 2008 primarily due to the Innovest and KLD acquisitions and increased Corporate Compensation Advisory, SCAS and ES&G revenues partially offset by a decline in Proxy Research and Voting and CFRA revenues.

2009 Adjusted EBITDA Expenses

Adjusted EBITDA expenses of $192.7 million decreased $2.6 million, or 1.3%, compared to year ended December 31, 2008, primarily due to declines in non-compensation costs, including realized foreign exchange gains, partially offset by increased compensation costs.

Compensation expenses, which accounted for 70.3% of total Adjusted EBITDA expenses, increased by 3.5% to $135.5 million for 2009 compared to 2008.  The increase in compensation expenses was due to increased salaries and benefits due partially to the Innovest and KLD acquisitions offset by lower commissions and favorable changes in foreign exchange rates.

Non-compensation expenses decreased to $57.2 million, or 11.1%, for 2009 compared to 2008, due mainly to decreases in marketing, travel and entertainment expenses, reduced accounting and compliance costs and foreign currency gains.

2009 Adjusted EBITDA

Consolidated Adjusted EBITDA increased 9.4% to $110.7 million in 2009 from $101.1 million in 2008 as revenue grew 2.4% and Adjusted EBITDA expenses decreased 1.3%. EBITDA, including stock based compensation expense of $9.0 million, was $101.7 million for 2009.  The Adjusted EBITDA margin increased to 36.5% in 2009, compared with 34.1% in 2008 (240 basis point expansion).

On a segment level, the Risk business generated Adjusted EBITDA of $65.2 million in 2009, a 12.6% increase over 2008.  The Risk Adjusted EBITDA Margin was 41.1% for 2009 as compared to 37.5% in 2008 as revenue grew 2.6% and Adjusted EBITDA expenses declined 3.3%.

ISS generated Adjusted EBITDA of $45.5 million for 2009, a 5.2% increase over 2008.  The ISS Adjusted EBITDA Margin for 2009 was 31.4% as compared to 30.5% in 2008 as revenue grew 2.0% and Adjusted EBITDA expenses increased 0.7%.

2009 Other Operating Expenses and Operating Income

Other operating expenses (stock based compensation, depreciation, amortization, one-time charges and loss on disposal of fixed assets) of $43.7 million increased $2.7 million compared to 2008 primarily due to $1.4 million of acquisition and severance costs related to the KLD and Innovest acquisitions and increased amortization expense as a result of intangibles acquired in connection with the acquisitions.

Consolidated 2009 income from operations was $66.9 million compared to a loss of $99.9 million in 2008 primarily due to a $160.1 million non-cash impairment charge recorded in 2008.

2009 Interest, Dividend, Investment and Other Income (Expense), Net

Net interest, dividend, investment and other expense decreased to $20.3 million for 2009 from $26.3 million in 2008.  The decrease in other expenses was mainly due to lower interest expense and one-time IPO and debt repayment-related costs of $5.0 million in 2008, which consisted of a $1.25 million debt prepayment penalty fee, $1.4 million loss on an interest rate swap settlement, as well as a non-cash $2.4 million debt issuance cost write-off.

2009 Net Income (Loss) and EPS

Net Income increased to $31.1 million for 2009 from a net loss of $136.9 million for 2008.  GAAP EPS (diluted) for 2009 increased to $0.46 from a loss of $2.28 in 2008.  2009 EPS excluding one-time costs and loss on disposal of property and equipment was $0.49.

The effective tax rate for 2009 decreased to 33.3% from 38.3% in the comparable prior period.  The effective tax rate declined primarily due to increased tax credits and a one-time reversal of previously accrued liability for uncertain tax positions as a result of statute of limitations expiration.

Adjusted net income, as defined in Table D, increased to $53.8 million for 2009 from $43.9 million in 2008.  Adjusted EPS increased to $0.79 for 2009 from $0.65 in 2008.

Foreign Currency Effects

The discussion above includes reference to foreign currency effects which impact comparable revenues and Adjusted EBITDA expenses.  The revenue impact of foreign currency assumes that exchange rates which were in effect for 2008 remained at the same rate in 2009.  As such, given the strengthening of the US dollar in 2009 (primarily relative to the Euro and British Pound) compared to 2008, revenue growth was negatively impacted by $1.7 million in Q4 2009 compared to Q4 2008 and by $4.9 million in 2009 compared to 2008.  The impact on foreign currency movement on Adjusted EBITDA expenses assumes that exchange rates which were in effect for 2008 remained at the same rate in 2009 and includes the net change of foreign exchange gains and losses included in non-compensation Adjusted EBITDA expenses.   Adjusted EBITDA expenses were negatively impacted from foreign currency by $0.8 million in Q4 2009 compared to Q4 2008 and Adjusted EBITDA expenses were positively impacted by $6.6 million (comprised of $4.0 million due to favorable changes in foreign exchange rates and $2.6 million of net change in foreign exchange gains and losses due to timing of net cash receipts and payments) in 2009 compared to 2008.

Selected Operating Data

The Company believes the following supplemental consolidated financial information is helpful to understanding the Company’s overall financial results.

Table B

	As of and for the
	Year Ended December 31,
Operating Data	2009	2008

Annualized Contract Value (1)
Risk	$158,517	$160,200
% Decline	1.1%
ISS (2)	$123,962	$125,797
% Decline	1.5%
Annualized Contract Value	$282,479	$285,997
% Decline	1.2%

Recurring Revenue as a % of total revenue (3)
Risk	98.4%	98.4%
ISS	86.4%	88.9%
Recurring Revenue as a % of total revenue	92.7%	93.9%

Renewal Rate
Risk	83.7%	87.1%
ISS	81.2%	85.4%
Renewal Rate	82.6%	86.3%

Notes to Operating Data Table:

(1)          We define annualized contract value (“ACV”) as the aggregate value, on an annualized basis, of all recurring subscription contracts in effect on a reporting date.

(2)          Innovest was acquired on March 2, 2009 with $5.2 million of ACV, and KLD was acquired on October 30, 2009 with $5.8 million of ACV and such comparable amounts are not included in ISS ACV as of December 31, 2008.  ACV does not include any contracts where fees are based on the clients’ asset under management or variable index fees, which as of December 31, 2009 approximated $1.3 million of annual revenues.

(3)          We define recurring revenue as a percentage of total revenue as revenue from subscription contracts divided by total revenue during the applicable period.

Mr. Berman added, “The consolidated fourth quarter 2009 renewal rate improved to 84.6% and has trended upwards from the first half of 2009.  The upward trend in renewal rate is expected to continue into 2010 as we have now completed a full renewal cycle affected by the financial crisis and we continue to see renewal rate recovery in end markets which were negatively impacted in the first half of 2009.”

Overall, renewal rates were 82.6% for the year ended December 31, 2009 as compared with 86.3% for the prior year.

Risk achieved a renewal rate of 83.7% for the year ended December 31, 2009 which decreased compared to the prior year renewal rate of 87.1% mainly due to higher non-renewals rates in the alternative investment segment.  The Risk renewal rate in Q4 09 was 88.4%, up from 82.2% in Q3 09 and 80.5% in the first half of 2009, due mainly to higher renewal rates for hedge fund segment customers and continued strong renewal rates for asset management and banking and trading customers.

ISS had a renewal rate of 81.2% which decreased compared to the prior year renewal rate of 85.4% primarily due to a decline in the proxy business renewal rate driven by budget constraints of clients, as well as lower renewal rates for CFRA products. The ISS renewal rate in Q4 09 was 80.5%.

Annualized Contract Value as of December 31, 2009 was $282.5 million and decreased 1.2% compared to $286.0 million at December 31, 2008, with Risk ACV decreasing 1.1% (from $160.2 million to $158.5 million) and ISS ACV decreasing 1.5% (from $125.8 million to $124.0 million).  Consolidated ACV was negatively impacted by $6.0 million in negative currency effects and positively impacted by $11.0 million from acquisitions.  Excluding the impact of currency effects and acquisitions, consolidated ACV decreased 3.0% from December 31, 2008.

Excluding ACV of $5.8 million that was acquired from KLD in Q4 2009, consolidated ACV growth was essentially flat from September 30, 2009 ACV of $276.6 million due to Q4 2009 new ACV sales being offset by non-renewals, which are more concentrated during the fourth quarter.  Risk ACV grew by $4.8 million in Q4 09 over Q3 09 due to strong new sales and positive currency effects. ISS ACV grew by $1.0 million in Q4 09 over Q3 09 due to the KLD acquisition offset by more non-renewals than new sales.

On a consolidated basis, the Company had $41.8 million of new ACV sales in the year ended December 31, 2009, down 42.0% over the comparable period in 2008.  Risk 2009 new ACV sales were $27.4 million and ISS 2009 new ACV sales were $14.4 million.  Despite the year over year decline, new ACV sales continued to show improvement as Q4 2009 consolidated new ACV sales were $14.7 million, up from Q3 2009 new sales of $10.0 million.  Risk new ACV sales in Q4 09 were $10.0 million, up from $6.8 million in Q3 09 and ISS new ACV sales in Q4 09 were $4.7 million up from $3.2 million in Q3 09. Consolidated new ACV sales in Q4 2008 were $16.8 million with Risk sales at $9.3 million.

One times sales were $21.2 million for the year ended December 31, 2009, up 2.6% over the comparable period in 2008.

Discussion of Cash Flow

As of December 31, 2009, cash and cash equivalents were $226.6 million, up $55.8 million compared to December 31, 2008.  In 2009, we completed the acquisitions of Innovest and KLD which used $24.7 million of cash.  Operating activities for the year ended 2009 provided cash of $77.2 million, a decline compared to $84.8 million in 2008 due to increased income tax payments, partially offset by increased EBITDA.

Free Cash Flow (operating cash flow minus capital expenditures) for the year ended December 31, 2009 decreased to $70.1 million compared to $76.1 million for 2008.  The decline in free cash flow year over year was due to increased income tax payments in 2009 as the Company utilized substantially all available net operating losses in 2008 partially offset by increased Adjusted EBITDA. Free cash flow in Q4 2009 was $35.1 million, up from $23.0 million in Q4 2008 due to positive changes in working capital, including strong accounts receivable collections.

Capital expenditures decreased to $7.1 million for the year ended December 31, 2009 compared to $8.8 million in 2008.

2010 Guidance

As of February 9, 2010, the Company is providing guidance for the year ended December 31, 2010 (“2010”) as set forth below.

The Company anticipates revenue for 2010 to be in the range of $315 million to $325 million.

Adjusted EBITDA is expected to be in the range of $117 million to $122 million in 2010.  Free cash flow is expected to be in the $70 - $80 million range.  Capital expenditures are expected to be between $6 million and $7 million.

2010 Intangible amortization expense is expected to be in the range of $23.5 million to $24.5 million, stock-based compensation expenses are expected to be between $9.5 million and $10.5 million, fully diluted share count is anticipated to be between 69 million to 70 million, and the effective tax rate is expected to be 34% to 36%.

Conference Call Information

The Company will hold a conference call to discuss results for the fourth quarter of 2009 today at 10 a.m. Eastern. The call will be hosted by Ethan Berman, Chief Executive Officer, and David Obstler, Chief Financial Officer, of RiskMetrics Group.  Investors can participate in the conference call by using the following dial-in details:

US Toll free dial-in:  866.761.0748

International dial-in:  617.614.2706

Passcode:  60302344

In addition, investors can access the conference call (as well as a replay of the call) directly from the RiskMetrics Group Investor Relations Web Site at http://investor.riskmetrics.com.

RiskMetrics Group Contact:

Sarah Cohn

sarah.cohn@riskmetrics.com

212.354.4643

About RiskMetrics Group

RiskMetrics Group is a leading provider of risk management and corporate governance products and services to participants in the global financial markets. By bringing transparency, expertise and access to the financial markets, RiskMetrics Group helps investors better understand and manage the risks associated with their financial holdings. Our solutions address a broad spectrum of risk across our clients’ financial assets. Headquartered in New York with 20 global offices, RiskMetrics Group services some of the most prestigious institutions and corporations worldwide.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in the Company’s December 31, 2008 Annual Form 10-K which was filed with the Securities and Exchange Commission on February 27, 2009. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

RiskMetrics Group (the “Company”) has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as Adjusted EBITDA, Adjusted EBITDA expenses, other operating expenses, Adjusted Net Income, Adjusted EPS and free cash flow, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

The table below sets forth a reconciliation of Net Income to Adjusted EBITDA on our historical results:

Table C

	Three months ended December 31,				Year ended December 31,
	2009		2008		2009		2008
Net income	$7,605		$(149,094)		$31,126		$(136,919)
Interest, other expense, net	5,003		4,943		20,255		26,280
Income tax expense	3,891		2,872		15,560		10,700
Depreciation and amortization of property and equipment	2,096		2,346		8,349		8,779
Amortization of intangible assets	6,090		5,448		23,441		21,758
Stock-based compensation	2,609		2,271		9,015		9,893
Non-recurring expenses	724	(a)	267	(b)	2,217	(c)	465	(b)
Impairment of goodwill and intangible asset	—		160,069		—		160,069
Loss on disposal of property and equipment	419		39		724		122
Adjusted EBITDA	$28,437		$29,161		$110,687		$101,147

(a)          Represents employee severance and acquisition costs.

(b)         Represents lease exist costs.

(c)          Represents employee severance, acquisition costs, and lease exit costs.

Adjusted EBITDA, as defined in our credit facility, represents net income (loss) before interest expense, interest income, income tax expense (benefit), depreciation and amortization of property and equipment, amortization of intangible assets, impairment of goodwill and intangible assets, non-cash stock-based compensation expense and extraordinary or non-recurring charges or expenses. It is a material metric used by our lenders in evaluating compliance with the maximum consolidated leverage ratio covenant in our credit facility. The maximum consolidated leverage ratio covenant, as defined in our credit facilities, represents the ratio of total indebtedness as compared to Adjusted EBITDA, and can not exceed a maximum ratio range which declines from 8.50 to 3.00 over the life of the credit facilities. Non-compliance with this covenant could result in us being required to immediately repay our outstanding indebtedness under our credit facility. Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide more consistent comparisons from period to period by excluding potential differences caused by variations in capital structure (affecting interest expense), tax position (such as the impact on periods of changes in effective tax rates or net operating losses), the age and book depreciation of fixed assets (affecting relative depreciation expense), acquisitions (affecting amortization expense) and compensation plans (affecting stock-based compensation expense).

Adjusted EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Adjusted EBITDA Expenses

Adjusted EBITDA expenses represent cost of revenues, research and development, selling and marketing and general administrative expenses, excluding stock-based compensation. Adjusted EBITDA expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facility.  Adjusted EBITDA is also a metric used by management to measure operating performance and for planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability.

Other Operating Expenses

Other operating expenses represent stock-based compensation, depreciation and amortization of property and equipment, amortization of intangible assets and loss on disposal of property and equipment. Other operating expenses represent expenses which are classified as reductions to Adjusted EBITDA, as defined in our credit facility.

Adjusted Net Income and EPS

We define adjusted net income and adjusted EPS as net income (earnings per share) before amortization of intangibles, one-time costs, impairment charges, loss on disposal of property and equipment and stock-based compensation.  A reconciliation from net income and EPS to Adjusted net income and EPS is set forth below:

Table D

	Three months ended December 31,
	2009		2008
	$ Amount		$ Amount

GAAP - Net Income (Loss)	$7,605		$(149,094)
Plus: One-time Costs	724	(1)	267	(5)
Plus: Stock-Based Compensation	2,609		2,271
Plus: Amortization of Intangible Assets	6,090		5,448
Plus: Loss on Disposal of Property & Equipment	419		39
Plus: Impairment of Goodwill and Intangible Asset	—		160,069
Income tax effect (2)	(3,543)		(5,216)

Adjusted Net income	$13,904		$13,784

Adjusted EPS — diluted	$0.20		$0.20
Diluted Shares (3)	68,227,959		67,603,481

	Years ended December 31,
	2009		2008
	$ Amount		$ Amount

GAAP - Net Income	$31,126		$(136,919)
Plus: IPO Costs	—		6,348	(6)
Plus: One-time Costs	2,217	(4)	465	(5)
Plus: Non IPO Stock-Based Compensation	9,015		8,536
Plus: Loss on Disposal of Property & Equipment	724		122
Plus: Impairment of Goodwill and Intangible Asset	—		160,069
Plus: Amortization of Intangible Assets	23,441		21,758
Income tax effect (2)	(12,743)		(16,515)

Adjusted Net income	$53,780		$43,864

Adjusted EPS — diluted	$0.79		$0.65
Diluted Shares (3)	67,943,069		67,190,538

(1) Includes one-time expenses for employee severance costs of $0.5 million as a result of the KLD acquisition and $0.2 million of other KLD acquisition related costs during the three months ended December 31, 2009.

(2) Estimated normalized effective tax rate of 36%.

(3) The Company incurred a GAAP net loss for the three months and year ended December 31, 2008, however, adjusted net income results in net income for the three months and year ended December 31, 2008.  Accordingly, for the calculation of adjusted net income, the Company added back anti-dilutive GAAP shares of 6,211,266 and 7,220,100 for the three months and year ended December 31, 2008, respectively.

(4)  Includes one-time expenses which include employee severance costs of $1.0 million related to the KLD and Innovest acquisitions, $0.8 million for lease exit costs and $0.4 million for other Innovest and KLD acquisitions related costs during the year ended December 31, 2009.

(5) Includes one-time expenses incurred for lease exit costs.

(6) Includes one-time expenses incurred as a result of the IPO, which include $1.4 million of stock-based compensation related to IPO stock option grants, a $1.25 million debt prepayment penalty fee, a $2.4 million write-off of debt issuance costs and a $1.4 million loss on an interest rate swap settlement, during the year ended December 31, 2008.

Table E

A reconciliation from EPS to EPS before one-time costs and loss on disposal of property and equipment is set forth below:

	Three months ended December 31, 2009	Year ended December 31, 2009
	$ Amount	$ Amount

GAAP - Net Income	$7,605	$31,126
Plus: KLD Acquisition Costs	724	724
Plus: Other One-Time & Transaction Costs (1)	—	1,493
Plus: Loss on Disposal of Property & Equipment	419	724
Income tax effect (2)	(411)	(1,058)

Net income before one-time costs and loss on disposal of property and equipment	$8,337	$33,009

EPS before one-time costs and loss on disposal of property and equipment (diluted)	$0.12	$0.49
Diluted Shares	68,227,959	67,943,069

(1)          Includes one-time expenses which include employee severance costs of $0.7 million related to the Innovest acquisition and $0.8 million for lease exit costs during the year ended December 31, 2009.

(2)          Estimated normalized effective tax rate of 36%.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Historical GAAP Financial Statements
Tables F through H presents the historical GAAP financial statements of RiskMetrics Group as of and for the three months and year ended December 31, 2009.

TABLE F	RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2009 AND 2008
(UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
REVENUES	$76,472	$75,493	$303,361	$296,393
OPERATING COSTS AND EXPENSES:
Cost of revenues	23,067	24,000	91,326	93,387
Research and development	10,846	9,479	43,456	41,593
Selling and marketing	7,466	5,671	29,521	33,202
General and administrative	9,989	9,720	39,603	37,422
Depreciation and amortization of property and equipment	2,096	2,346	8,349	8,779
Amortization of intangible assets	6,090	5,448	23,441	21,758
Impairment of goodwill and intangible asset	—	160,069	—	160,069
Loss on disposal of property and equipment	419	39	724	122
Total operating costs and expenses (1)	59,973	216,772	236,420	396,332
INCOME (LOSS) FROM OPERATIONS	16,499	(141,279)	66,941	(99,939)

INTEREST, DIVIDEND, INVESTMENT, AND OTHER INCOME (EXPENSE), NET:

Interest, dividend and investment income	109	640	570	2,567
Interest expense	(5,112)	(5,583)	(20,825)	(26,234)
Other expenses	—	—	—	(2,613)
Total interest, dividend, investment, and other income (expense), net	(5,003)	(4,943)	(20,255)	(26,280)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	11,496	(146,222)	46,686	(126,219)
PROVISION FOR INCOME TAXES	3,891	2,872	15,560	10,700
NET INCOME (LOSS)	$7,605	$(149,094)	$31,126	$(136,919)

NET INCOME (LOSS) PER SHARE:
Basic	$0.12	$(2.43)	$0.50	$(2.28)
Diluted	$0.11	$(2.43)	$0.46	$(2.28)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:

Basic	62,837,819	61,392,215	62,020,616	59,970,438
Diluted	68,227,959	61,392,215	67,943,069	59,970,438

(1) Includes stock-based compensation expense of $2,609 and $2,271 for the three months ended December 31, 2009 and 2008, and $9,015 and $9,893 for years ended December 31, 2009 and 2008, respectively.

TABLE G	RISKMETRICS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share amounts)

	December 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$226,612	$170,799
Accounts receivable- net	36,485	42,319
Deferred tax assets	282	2,092
Income taxes receivable	10,139	4,562
Other receivables and prepaid expenses	4,144	5,666
Total current assets	277,662	225,438
Intangibles—net	135,359	148,340
Goodwill	326,247	308,613
Property and equipment—net	14,042	15,400
Deferred financing costs	4,188	5,227
Other assets	2,036	1,995
TOTAL ASSETS	$759,534	$705,013
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$3,337	$1,981
Accrued expenses	43,243	40,174
Debt- current portion	2,966	2,224
Deferred revenue- current portion	113,712	109,525
Other current liabilities	221	211
Total current liabilities	163,479	154,115
LONG-TERM LIABILITIES
Debt	285,430	288,395
Deferred tax liabilities	29,334	31,405
Deferred revenue	1,017	1,364
Other long-term liabilities	18,621	26,567
Total liabilities	$497,881	$501,846

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value—200,000,000 authorized; 63,324,880 and 61,673,960 issued and 63,081,726 and 61,430,806 outstanding at December 31, 2009 and 2008, respectively	$633	$617
Treasury stock—243,154 shares	(579)	(579)
Additional paid-in capital	451,110	431,781
Accumulated other comprehensive loss	(9,240)	(17,255)
Accumulated deficit	(180,271)	(211,397)
Total stockholders’ equity	261,653	203,167
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$759,534	$705,013

TABLE H	RISKMETRICS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(UNAUDITED)
(Amounts in thousands)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	31,126	$(136,919)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	8,349	8,779
Provision for bad debts	364	516
Amortization of intangible assets	23,441	21,758
Amortization of debt issuance costs	1,039	3,450
Impairment of goodwill and intangible asset	—	160,069
Stock-based compensation	9,015	9,893
Tax benefit associated with exercise of stock options	(4,188)	(4,861)
Loss on disposal of property and equipment	724	122
(Increase) decrease in deferred tax benefit	(910)	2,294
Changes in assets and liabilities (net of assets and liabilities acquired):
Decrease (increase) in accounts receivable	8,553	(8,177)
(Decrease) increase in income and deferred taxes	(3,272)	11,211
Decrease in other receivables and prepaid expenses	1,805	192
Increase in other assets	(73)	(329)
(Decrease) increase in deferred revenue	(431)	10,863
Increase (decrease) in trade accounts payable	1,076	(4,029)
Increase in other accrued expenses and liabilities	589	10,016
Net cash provided by operating activities	77,207	84,848
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,107)	(8,795)
Cash refunded from CFRA acquisition	—	223
Purchase of intangible asset	—	(1,000)
Payment of deferred purchase price	(143)	(103)
Cash paid to acquire Applied4	—	(1,860)
Cash paid to acquire Innovest	(14,806)	—
Cash paid to acquire KLD	(9,878)	—
Net cash used in investing activities	(31,934)	(11,535)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(2,224)	(132,131)
Principal payments on capital lease obligations	—	(26)
Gross proceeds from equity offering	—	197,400
Equity offering expenses	—	(1,581)
Excess tax benefit associated with exercise of stock options	4,188	4,861
Proceeds from exercise of stock options	6,142	5,917
Net cash provided by financing activities	8,106	74,440
EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,434	(4,409)
NET INCREASE IN CASH AND CASH EQUIVALENTS	55,813	143,344
CASH AND CASH EQUIVALENTS—Beginning of period	170,799	27,455
CASH AND CASH EQUIVALENTS—End of period	$226,612	$170,799
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$19,613	$22,475
Cash paid (refunded) for taxes	$19,375	$(3,609)
NON CASH INVESTING AND FINANCING ACTIVITIES:
Tax benefit associated with exercise of ISS stock options	$364	$631
Recovery of common stock issued to purchase CFRA	$—	$(577)

Supplemental Information and Non-GAAP Reconciliations

The tables below set forth a reconciliation of GAAP costs of revenues, research and development, selling and marketing and general and administrative expenses to Adjusted EBITDA expenses and other operating expenses:

Table I

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2009

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. OCTOBER 1 TO DECEMBER 31, 2009	ADJUSTMENTS		AS ADJUSTED

Revenues	$76,472			$76,472

Operating cost and expenses:
Cost of revenues	23,067	(744	)(A)	22,323
Research and development	10,846	(708	)(A)	10,138
Selling and marketing	7,466	(345	)(A)	7,121
General and administrative	9,989	(812	)(A)	8,453
Non-recurring/ one-time		(724	)(B)
Total adjusted EBITDA expenses	51,368	(3,333)		48,035

Depreciation and amortization of property and equipment	2,096			2,096
Amortization of intangible assets	6,090			6,090
Loss on disposal of property and equipment	419			419
Total other operating expenses	8,605	3,333		11,938

Total operating expenses	59,973			59,973

Income from operations	16,499			16,499

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	109			109
Interest expense	(5,112)			(5,112)
Interest, dividend, investment and other income (expense), net	(5,003)			(5,003)

Income before provision for income taxes	11,496			11,496

Provision for income taxes	3,891			3,891

Net income	$7,605	$—		$7,605

The following adjustments are included in the preparation of the statement of income:

(A)                              Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B)                                Reclassification of non-recurring transaction and employee severance costs from Adjusted EBITDA expenses to other operating expenses.

Table J

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO DECEMBER 31, 2009	ADJUSTMENTS		AS ADJUSTED

Revenues	$303,361			$303,361

Operating cost and expenses:
Cost of revenues	91,326	(2,848	)(A)	88,478
Research and development	43,456	(2,432	)(A)	41,024
Selling and marketing	29,521	(1,410	)(A)	28,111
General and administrative	39,603	(2,325	)(A)	35,061
Non-recurring/ one-time		(2,217	)(B)
Total adjusted EBITDA expenses	203,906	(11,232)		192,674

Depreciation and amortization of property and equipment	8,349			8,349
Amortization of intangible assets	23,441			23,441
Loss on disposal of property and equipment	724			724
Total other operating expenses	32,514	11,232		43,746

Total operating expenses	236,420			236,420

Income from operations	66,941			66,941

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	570			570
Interest expense	(20,825)			(20,825)
Interest, dividend, investment and other income (expense), net	(20,255)			(20,255)

Income before provision for income taxes	46,686			46,686

Provision for income taxes	15,560			15,560

Net income	$31,126	$—		$31,126

The following adjustments are included in the preparation of the statement of income:

(A)                              Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B)                                Reclassification of non-recurring employee severance, lease exit and transaction costs from adjusted EBITDA expenses to other operating expenses.

Table K

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2008

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. OCTOBER 1 TO DECEMBER 31, 2008	ADJUSTMENTS		AS ADJUSTED

Revenues	$75,493			$75,493

Operating cost and expenses:
Cost of revenues	24,000	(895	)(A)	23,105
Research and development	9,479	(817	)(A)	8,662
Selling and marketing	5,671	(358	)(A)	5,313
General and administrative	9,720	(201	)(A)	9,252
Non-recurring/one-time expense	—	(267	)(B)	—
Total adjusted EBITDA expenses	48,870	(2,538)		46,332

Depreciation and amortization of property and equipment	2,346			2,346
Amortization of intangible assets	5,448			5,448
Loss on disposal of property and equipment	39			39
Total other operating expenses	7,833	2,538		10,371

Impairment of goodwill and intangible asset	160,069			160,069
Total operating expenses	216,772			216,772

Income from operations	(141,279)			(141,279)

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	640			640
Interest expense	(5,583)			(5,583)
Other expenses	—			—
Interest, dividend, investment and other income (expense), net	(4,943)			(4,943)

Loss before provision for income taxes	(146,222)			(146,222)

Provision for income taxes	2,872			2,872

Net loss	$(149,094)	$—		$(149,094)

The following adjustments are included in the preparation of the statement of income:

(A)                              Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B)                                Reclassification of lease exit costs from adjusted EBITDA expenses to other operating expenses.

Table L

RISKMETRICS GROUP, INC.

UNAUDITED AS ADJUSTED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(AMOUNTS IN THOUSANDS)

	RISKMETRICS GROUP, INC. JANUARY 1 TO DECEMBER 31, 2008	ADJUSTMENTS		AS ADJUSTED

Revenues	$296,393			$296,393

Operating cost and expenses:
Cost of revenues	93,387	(3,614	)(A)	89,773
Research and development	41,593	(2,877	)(A)	38,716
Selling and marketing	33,202	(1,733	)(A)	31,469
General and administrative	37,422	(1,669	)(A)	35,288
Non recurring/one-time expense	—	(465	)(B)	—
Total adjusted EBITDA expenses	205,604	(10,358)		195,246

Depreciation and amortization of property and equipment	8,779			8,779
Amortization of intangible assets	21,758			21,758
Loss on disposal of property and equipment	122			122
Total other operating expenses	30,659	10,358		41,017

Impairment of goodwill and intangible asset	160,069			160,069
Total operating expenses	396,332			396,332

Income from operations	(99,939)			(99,939)

Interest, dividend, investment and other income (expense), net
Interest, dividend and investment income	2,567			2,567
Interest expense	(26,234)			(26,234)
Other expenses	(2,613)			(2,613)
Interest, dividend, investment and other income (expense), net	(26,280)			(26,280)

Loss before provision for income taxes	(126,919)			(126,219)

Provision for income taxes	10,700			10,700

Net loss	$(136,919)	$—		$(136,919)

The following adjustments are included in the preparation of the statement of income:

(A)                              Reclassification of stock-based compensation from adjusted EBITDA expenses to other operating expenses.

(B)                                Reclassification of lease exit costs from adjusted EBITDA expenses to other operating expenses.